      As filed with the Securities and Exchange Commission on April 6, 1998
                                                       REGISTRATION NO. 333-____

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                             LIFEQUEST MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                        74-2559866
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                           Identification No.)

                         12961 PARK CENTRAL, SUITE 1300
                            SAN ANTONIO, TEXAS 78216
                                 (210) 495-8787
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                              RANDALL K. BOATRIGHT
                                INTERIM PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                             LIFEQUEST MEDICAL, INC.
                         12961 PARK CENTRAL, SUITE 1300
                            SAN ANTONIO, TEXAS 78216
                                 (210) 495-8787
  (Name, address, including zip code and telephone number, including area code, of agent for service)

                                 ---------------

                                    Copy to:
                                PHILLIP M. RENFRO
                           Fulbright & Jaworski L.L.P.
                         300 Convent Street, Suite 2200
                            San Antonio, Texas 78205
                                 (210) 224-5575
                                -----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of each                                              Proposed                     Proposed maximum           Amount
class of securities to be     Amount to be                 maximum offering             aggregate offering         of registration
registered                    registered                   price per security(1)        price(1)                   fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value per share     1,692,832                    $4.28125                     $7,247,437                    $2,138
------------------------------------------------------------------------------------------------------------------------------------

Purchase Rights(2)(3)         1,692,832                        -                            -                             -
------------------------------------------------------------------------------------------------------------------------------------
Total......................   1,692,832                        -                        $7,247,437                    $2,138
====================================================================================================================================

(1) Pursuant to Rule 457(c), the maximum offering price per security and maximum aggregate offering price of the Common Stock have been calculated on the basis of the average of the high and low sale prices of the Common Stock as reported in the NASDAQ Small-Cap Market System on March 19, 1998.

(2)      No fee pursuant to Rule 457(g).

(3) Purchase Rights related to the Common Stock pursuant to Rights Agreement dated as of June 20, 1995, between Registrant and American Stock Transfer and Trust Company, Rights Agent.

                        ---------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

P R O S P E C T U S


                                1,692,832 SHARES

                             LIFEQUEST MEDICAL, INC.

                                  COMMON STOCK
                                 ---------------

         This Prospectus has been prepared for use in connection with the proposed sale or distribution by certain stockholders (the "Selling Stockholders") of an aggregate of 1,692,832 shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of LifeQuest Medical, Inc. (the "Company"). The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions.

         The Common Stock is traded on the NASDAQ SmallCap Market System (the "SmallCap Market") under the symbol "LQMD." On March 19, 1998, the last reported sale price for the Common Stock on the SmallCap Market was $4.25 per share.

         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration. See "Plan of Distribution."

         The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                                 ---------------
         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET
                     FORTH UNDER THE CAPTION "RISK FACTORS."
                                 ---------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
        RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is April 6, 1998

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from the SEC, at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a WorldWide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, is hereby incorporated herein by reference.

         The description of the Company's Common Stock, which is contained under the caption "Description of Capital Stock" in the Registration Statement on Form S-1 dated August 19, 1992 (Registration No. 33-49196), as post-effectively amended by the Registration Statement on Form S-1 dated August 20, 1992 (Registration No. 33-51046), and the description of the Company's Common Stock Purchase Rights set forth in the Registration Statement on Form 8-A dated June 20, 1995, are hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Shares, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
LifeQuest Medical, Inc., 12961 Park Central, Suite 1300, San Antonio, Texas 78216, Attention: Randall K. Boatright, telephone (210) 495-8787.

                                   THE COMPANY

         LifeQuest Medical, Inc., a Delaware corporation (the "Company"), and its subsidiary, ValQuest Medical, Inc., a Nevada corporation ("ValQuest"), are primarily engaged in the development, manufacture and distribution of instruments, equipment and surgical supplies used in minimally invasive surgery ("MIS").

         Minimally invasive surgery, a rapidly growing field, involves surgical procedures, accomplished without a major incision, through strategically placed punctures in a patient's body. These procedures generally result in reduced patient discomfort, reduced risks of infection and greatly shortened hospitalization, thereby decreasing overall costs. MIS products include a wide variety of reusable and disposable items such as endoscopes, trocars, trocar sleeves/cannulas, video systems, mechanical and laser-related cutting devices, stapling systems, electrocautery systems, suction and irrigation systems, graspers and dissectors and hand-operated retractors. The products are used by surgeons in hospitals and outpatient surgery facilities.

         In January 1998, the Company acquired 21.5% of the voting common stock of TFX Holding Co. ("TFX"), a business development subsidiary of Teleflex, Inc. TFX owns the Dexterity(R) Pneumo Sleeve and the Dexterity(R) Protractor, which the Company distributes pursuant to a distribution agreement with TFX.

         The Pneumo Sleeve is a device which allows the surgeon to insert one hand into the abdominal cavity while preserving pneumoperitoneum during laparoscopic surgery. This new surgical modality, called Hand Assisted Laparoscopic Surgery (HALS), is a hybrid between open and laparoscopic surgery. This enabling technology is expected to greatly increase the number of advanced minimal access surgeries as well as the number of surgeons who perform these procedures.

         In addition to being used with the Dexterity(R) Pneumo Sleeve, the Dexterity(R) Protractor is used as a stand-alone product for open surgery, providing atraumatic retraction and wound protection.

         In December 1997 the Company and Canwell Medical, Inc., a Canadian corporation ("Canwell Medical"), established a joint venture, Canwell Surgical, Inc. ("Canwell Surgical"), owned equally by the Company and Canwell Medical. Canwell Surgical plans to maintain offices in Atlanta, Georgia and Toronto, Ontario, Canada. Canwell Surgical plans to establish a distribution network for selling MIS products within the People's Republic of China and other Asian countries.

         The Company acquired Mishbucha, Inc. d/b/a Medex Surgical, a Texas corporation, effective September 1997. Medex is located in Dallas, Texas, and distributes instruments, equipment and surgical supplies used in MIS.

         The Company acquired W.H. Bookwalter and Associates, Inc., a Vermont corporation, in September 1997. Bookwalter is located in Milford, Massachusetts, and develops, manufactures and distributes equipment, instruments and surgical supplies used in MIS.

         In June 1997, the Company acquired Trimedica, Inc., a Colorado corporation located in Colorado Springs, Colorado, which distributes instruments, equipment and surgical supplies used in MIS.

         The Company acquired Klein Medical, Inc., a Texas corporation ("Klein"), in November 1996 and Val-U-Med, Inc., a Georgia corporation ("Val-U-Med"), in December 1996, private companies located in San Antonio, Texas and Atlanta, Georgia, respectively. Both companies, which became wholly owned subsidiaries of the Company, distribute instruments, equipment and surgical supplies used in MIS.

         In February 1996, the Company completed the merger of GM Engineering, Inc., a California corporation ("GM Engineering"), with and into LifeQuest Endoscopic Technologies, a wholly owned subsidiary of the Company ("LQET").

         In May 1994, the Company and Valdor Fiber Optics of San Jose, California, formed a corporate venture, ValQuest, which is an 82% owned subsidiary of the Company. ValQuest's patented Impact Mount(TM) technology is being used to develop proprietary, autoclavable (heat sterilizable), flexible, fiber optic endoscopes which are expected to have applications in the MIS field.

         The Company intends to continue to allocate its resources toward becoming a more significant competitor in the MIS market by utilizing the combined capabilities of its subsidiaries to expand its geographical distribution coverage in the U.S. and add relevant new products to its existing line through internal development, licensing and acquisition.

         Herbert H. Spoon resigned from his positions as President, Chief Executive Officer and Director of the Company effective March 9, 1998. Randall
K. Boatright, Vice President and Chief Financial Officer of the Company since 1992, has been appointed as Interim President and Chief Executive Officer. A search committee has been formed to find a new President and Chief Executive Officer. Such committee is comprised of certain members of the Company's Board of Directors. The Company anticipates it will find a qualified and suitable President and Chief Executive Officer, however, there can be no assurance that the Company will be able to hire or retain such an individual.

         The Company was incorporated on December 23, 1988 as a Delaware corporation and commenced operations on January 1, 1989. In August 1992, the Company completed its initial public offering of Common Stock which is quoted on the NASDAQ SmallCap Market. Effective January 1, 1998, the Company merged each of its wholly-owned subsidiaries, LQET, Klein and Val-U-Med, into the Company. The Company's executive offices are located at 12961 Park Central, Suite 1300, San Antonio, Texas 78216, and its telephone number is (210) 495-8787.

                                  RISK FACTORS

         Other than historical and factual statements, the matters and items discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. In addition to other information contained in this Prospectus, the following factors could contribute to such differences. Prospective investors should carefully consider the following factors and cautionary statements in determining whether to purchase shares of Common Stock in the offering made hereby. All factors should be considered in conjunction with the other information and financial data appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. See "Disclosure Regarding Forward-Looking Statements."

         Each investor should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below.

         HISTORY OF LOSSES; PROFITABILITY UNCERTAIN. The Company has experienced operating losses since its inception on January 1, 1989. At December 31, 1997, the Company had an accumulated deficit of approximately $17.35 million. Prior to the acquisitions of GM Engineering, Klein and Val-U-Med, the Company was a development stage company focused primarily on obtaining FDA approval of two medical devices. However, the Company has determined not to initiate any further work on obtaining FDA approval of the devices unless an appropriate corporate partner can be identified. Primarily as a result of its acquisitions in 1996 and 1997, the Company generated revenues of approximately $14.3 million during the year ended December 31, 1997.

         In the future, the Company expects to have increased cash outflow requirements as a result of expenditures related to the expansion of sales and marketing activity, expansion of manufacturing capacity, compliance with regulatory requirements, and possible investment in or acquisition of additional complementary products, technologies or businesses. The cash needs of the Company have changed significantly as a result of the acquisitions completed during the last two years and the support requirements of the added business focus areas. There can be no assurance that the Company will not continue to incur losses, that the Company will be able to raise cash as necessary to fund operations or that the Company will ever achieve profitability.

         FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE. The Company's capital requirements will depend on numerous factors, including market acceptance and demand for its products; the resources the Company devotes to the development, manufacture and marketing of its products; the progress of the Company's clinical research and product development programs; the receipt of, and the time required to obtain, regulatory clearances and approvals; the resources required to protect the Company's intellectual property; the resources expended, if any, to acquire complementary businesses, products and technologies; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. Funds may also be used for the acquisition of businesses, products and technologies that are complementary to those marketed by the Company.

Consequently, although the Company believes that its revenues and other sources of liquidity will provide adequate funding for its capital requirements through at least 1998, the Company may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company or at all. Any additional equity financings may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.

         LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE. The Company began commercial sales of its first MIS products in the first quarter of 1996 following the acquisition of GM Engineering, and therefore has limited sales, marketing and distribution experience. The Company is marketing its MIS products as well as the MIS products of other manufacturers to hospitals and surgeons throughout the United States. The Company markets MIS products primarily through direct representatives who are employed by the Company or its subsidiaries within selected geographical areas and independent sales representatives who typically sell other complementary MIS products to the same customer base. If the need arises, the Company may expand its sales force, which will require recruiting and training additional personnel. There can be no assurance that the Company will be able to recruit and train such additional personnel in a timely fashion. Loss of a significant number of the Company's current sales personnel or independent sales representatives, or failure to attract additional personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

         ACQUISITION INTEGRATION. The Company's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. Although many of the acquired companies had significant operating histories, the Company has limited experience owning and operating them on a consolidated basis. Operational risks associated with an acquisition include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by the Company's management, while the Company continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute the economic interests of existing stockholders. As part of the Company's growth strategy, the Company will continue to review acquisition opportunities in the future. In carrying out its acquisition strategy, the Company attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there is no assurance that it will be successful in doing so. There can be no assurance that recent or future acquisitions can be readily assimilated into the Company's operating structure. Inability to efficiently integrate acquired companies could have a material adverse effect on the Company's financial condition and results of operations. The Company does not currently have any commitments or agreements with respect to any material acquisitions.

         MANAGEMENT OF GROWTH. The rapid growth of the Company's business has required the Company to make significant additions in personnel and has significantly increased the Company's working capital requirements. Although the Company has experienced significant sales growth in 1996 and 1997, such growth should not be considered indicative of future sales growth. Such growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems, and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems, and other resources will not have a material adverse effect on the Company's business, financial condition, and results of operations, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the expansion of its operations. Also crucial to the Company's success in managing its growth will be its ability to achieve additional economies of scale. There can be no assurance that the Company will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

         To manage the expansion of its operations, the Company must continuously evaluate the adequacy of its management structure and its existing systems and procedures, including, among others, its data processing, financial, and internal control systems. When entering new geographic markets, the Company will be required, on a timely and cost-effective basis, to hire personnel, establish suitable distribution centers, and adapt the Company's distribution systems and procedures to these new markets. There can be no assurance that management will adequately anticipate all of the changing demands that growth could impose on the Company's systems, procedures, and structure. In addition, the Company will be required to react to changes in the MIS distribution industry, and there can be no assurance that it will be able to do so successfully. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, financial condition, or results of operations.

         EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW PRICED STOCKS. If the Company fails to maintain the qualification for its Common Stock to trade on the Nasdaq SmallCap Market, its securities could be subject to delisting. The Nasdaq Stock Market recently announced increases in the quantitative standards for maintenance of listings on The Nasdaq SmallCap Market. The revised standards for continued listing, which became effective in February 1998, include maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization or (z) $500,000 of net income for two of the last three years and a minimum bid price per share of $1.00. Although the Company is currently in compliance with the new Nasdaq SmallCap Market continued listing requirements, no assurances can be given that the Company will be able to maintain such compliance in the future. In the event the Company is unable to satisfy the continued listing requirements, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage, if any, of the Company and lower prices for the Company's securities than might otherwise prevail.

         In addition, if the Common Stock were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock were below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (which are generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of Common Stock and the ability of purchasers in this offering to sell their shares of Common Stock in the secondary market.

         PRODUCTS SUPPLY: DEPENDENCE ON KEY SUPPLIERS. The ability of the Company to obtain particular products or product lines in the required quantities to fulfill customer orders for MIS devices on a timely basis is critical to the Company's success. In most cases, the Company has no guaranteed price or delivery agreements with its MIS device suppliers. As a result, the Company may experience short-term inventory shortages. In addition, manufacturers of MIS devices who currently distribute their products through the Company may decide to distribute, or to substantially increase their existing distribution through other distributors, their own dealer networks, or directly to resellers. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis or that the Company will be able to obtain particular products or that a product line currently offered by suppliers will continue to be available. Failure of the Company to obtain particular products or product lines in the required quantities or to fulfill customer orders on a timely basis could have a material adverse effect on its business, financial condition or results of operation.

         The Company's ability to achieve increases in net sales or to sustain current net sales levels depends in part on the ability and willingness of the Company's suppliers to provide products in the quantities the Company requires. Although the Company has written distribution agreements with many of its suppliers, these agreements in certain instances provide for non-exclusive distribution rights and often include territorial restrictions that limit the geographical area in which the Company is permitted to distribute the products. The agreements are also generally short-term, subject to periodic renewal and often contain provisions permitting termination by either party without cause upon relatively short notice. The termination of an agreement may have a material adverse effect on the Company's business, financial condition or result of operations.

         RELIANCE ON FUTURE PRODUCTS AND NEW APPLICATIONS; UNCERTAINTY OF TECHNOLOGY CHANGES. The markets for the Company's products are characterized by rapid, unpredictable and significant technological change. Competition in the Company's industry is intense. Many of the Company's competitors have greater financial resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than the Company. Accordingly, these competitors may succeed in developing, obtaining regulatory approval for and some have commercialized their products more rapidly than the Company. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's MIS products noncompetitive, uneconomical or obsolete. There can be no assurance that the Company will be able to successfully obtain new MIS products or technologies, manufacture products in commercial volumes or gain market acceptance of its products or the products of others. Delays in development, manufacturing or market acceptance of new or enhanced products could have a material adverse effect on the Company's business, financial condition and results of operations. The future success of the Company will also depend upon, among other factors, its ability to obtain and distribute new and enhanced versions of products in a timely fashion.

         INTENSE COMPETITION. The primary industry in which the Company competes, minimally invasive surgery, is dominated by two large, well-positioned entities that are intensely competitive and frequently offer substantial discounts as a competitive tactic. The United States Surgical Corporation ("U.S. Surgical") is primarily engaged in developing, manufacturing and marketing surgical wound management products, and has historically been the firm most responsible for providing products that have led to the growth of the industry. U.S. Surgical supplies a broad line of products to the MIS industry, including products which facilitate access, assessment and treatment. Ethicon Endo-Surgery ("Ethicon"), a Johnson & Johnson company, has made a major investment in the MIS field in recent years and is one of the leading suppliers of hospital products in the world. Furthermore, U.S. Surgical and Ethicon each utilize purchasing contracts that link discounts on the purchase of one product to purchases of other products in their broad product lines. Substantially all of the hospitals in the United States have purchasing contracts with one or both of these entities. Accordingly, customers may be dissuaded from purchasing access products from the Company rather than U.S. Surgical or Ethicon to the extent it would cause them to lose discounts on products that they regularly purchase from U.S. Surgical or Ethicon.

         The Company faces a formidable task in successfully gaining and maintaining significant revenues within the MIS access market. In order to succeed, management believes that the Company will need to objectively demonstrate substantial product benefits, and its sales effort must be able to effectively present such benefits to both clinicians and health care administrators. The MIS access market is dominated by U.S. Surgical and Ethicon. A number of other entities participate in various segments of the MIS access market.

         There can be no assurance that the Company will be able to successfully compete in the MIS access market, and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

         DEPENDENCE UPON INDEPENDENT SHIPPING COMPANIES. The Company relies heavily on arrangements with independent shipping companies for the delivery of its products. In order to meet customer demand, products are shipped from suppliers through independent shipping companies. Currently, United Parcel Service ("UPS") delivers the substantial majority of the Company's products to its customers. The termination of the Company's relationship with UPS, or the failure of one or more other independent shipping companies to deliver products from suppliers to the Company or products from the Company to its customers could have a material adverse effect on the Company's business, financial condition or results of operations. For instance, another employee work stoppage at UPS or an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair the shipping company's ability to perform the services required by the Company. There can be no assurance that the services of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform the required shipping services for the Company.

         HEALTH CARE MARKET; UNCERTAINTY RELATED TO THIRD-PARTY REIMBURSEMENT. The health care industry continues to undergo change, led primarily by market forces which are demanding greater efficiencies and reduced costs. Government proposed health care mandates in the United States have not occurred, and it is unclear whether, and to what extent, any government mandate will affect the domestic health care market. Industry led changes are expected to continue irrespective of any governmental efforts toward health care reform. The scope and timing of any further government sponsored proposals for health care reform are presently unclear.

         The primary trend in the industry is toward consolidation and cost containment. Third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, have been able to exercise greater influence through managed treatment and hospitalization patterns, including a shift from reimbursement on a cost basis to per capita limits for patient treatment. Hospitals have been severely impacted by the resulting cost restraints. The increasing use of managed care, centralized purchasing decisions through group purchasing organizations, consolidations among hospitals and hospital groups, and integration of health care providers are continuing to affect purchasing patterns in the health care system. Purchasing decisions are often shared by a coalition of surgeons, nursing staff, and hospital administrators, with purchasing decisions taking into account whether a product reduces the cost of treatment and/or attracts additional patients to a hospital. Managed care providers are attempting to control the cost of health care by authorizing fewer elective surgical procedures. All of these factors have contributed to reductions in prices for the Company's products, to a reduction in the volume of hospital purchasing and, in the near term, slower acceptance of more advanced surgical procedures in which the Company's products are used, given hospital and surgeon concerns as to the costs of training and reimbursement by payors. While the Company has implemented programs to assist hospitals in cost containment through more efficient surgical practices and application of minimally invasive surgery, there can be no assurance that the Company will not continue to be adversely affected by these matters. There can be no assurance as to the impact of cost containment on the Company's future operations.

         Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals and other users of products sold by the Company to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition or results of operations. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors.

         If the Company obtains the necessary foreign regulatory approvals, market acceptance of the products sold by the Company in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. The Company intends to seek international reimbursement approvals, although there can be no assurance that any such approvals will be obtained in a timely manner, if at all, and no assurance can be given regarding the effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

         PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Although the Company has obtained certain patents and applied for additional United States and foreign patents covering certain aspects of its technology, no assurance can be given that any additional patents will be issued or that the scope of any patent protection will exclude competitors or provide a competitive advantage, or that any of the Company's patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involves complex legal and factual questions and therefore may be highly uncertain. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets. In addition, whether or not the Company's patents are issued, others may hold or receive patents and contain claims having a scope that covers products developed by the Company.

         There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and companies in the medical device industry have used litigation to gain competitive advantage. Litigation involving the Company would result in substantial cost and diversion of management attention from the day-to-day operation of the business, but could be necessary to enforce patents issued to the Company, to protect trade secrets and other specialized knowledge unknown to outside parties, to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. An adverse determination in litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties under less favorable terms than might otherwise be possible and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition or results of operations.

         The Company may decide for business reasons to retain certain knowledge that it considers proprietary as trade secrets. In that event, or if patent protection is unattainable, then the Company must rely upon trade secrets, know-how and continuing technological innovation to maintain its competitive position. Employees and consultants of the Company who have access to proprietary information have signed confidentiality agreements with the Company. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets in the event of unauthorized use or disclosure of such information. The Company intends to require any new employees to sign similar confidentiality agreements.

         There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to its unpatented trade secrets.

         Government Regulation. As a manufacturer of medical devices, the Company is subject to regulation by, among other governmental entities, the Food and Drug Administration (the "FDA") and the corresponding agencies of states and foreign countries in which the Company sells its products. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of such devices, the maintenance of certain records and the reporting of potential product defects and other matters. Failure to comply with such regulations may have a material adverse effect on the Company.

         Manufacturers of medical devices marketed in the United States are required to adhere to applicable regulations setting forth detailed Good Manufacturing Practices ("GMP") requirements, which include testing, control and documentation requirements. Manufacturers also must comply with Medical Device Reporting ("MDR") requirements which require that a firm report to the FDA certain adverse events associated with the Company's devices. The Company is subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements, MDR requirements and other applicable regulations. The FDA is using its statutory authority more vigorously during inspections of companies and in other enforcement matters. The FDA has promulgated new GMP regulations and MDR regulations, both of which will likely increase the cost of compliance with GMP requirements. The Company also is subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition or results of operations. Although the Company believes that it is in compliance with all applicable regulations of the FDA and the various states in which it operates, current regulations depend heavily on administrative interpretation and there can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, the potential effects on the Company of heightened enforcement of federal and state regulations cannot be predicted.

         With the enactment of the Medical Device Amendments in May 1976 to the Federal Food, Drug and Cosmetic Act (the "FDC Act"), the FDA classified medical devices in commercial distribution into three classes, Class I, II or III. This classification is based on the controls necessary to reasonably ensure the safety and effectiveness of the medical device. Class I devices are those devices whose safety and effectiveness can reasonably be ensured through general controls such as adequate labeling, premarket notification and adherence to GMP regulations. Some Class I devices are further exempted from some of the general controls. Class II devices are those devices whose safety and effectiveness can reasonably be ensured through the use of special controls such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices are devices which must receive premarket approval by the FDA pursuant to a Premarket Approval ("PMA") application to ensure their safety and effectiveness. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices.

         Most medical instruments introduced to the United States market are required by the FDA, as a condition of marketing, to secure either clearance of a premarket notification pursuant to Section 510(k) of the FDC Act (a "510(k) Notification") or an approved PMA. Obtaining PMA can take several years. In contrast, the process of obtaining a 510(k) Notification clearance requires the submission of substantially less data and generally involves a shorter review period.

         In general, clearance of a 510(k) Notification may be obtained if a manufacturer or distributor of medical devices can establish that a new device is "substantially equivalent" to a legally marketed medical device. The 510(k) Notification and the claim of substantial equivalence may have to be supported by various types of information indicating that the device is as safe and effective for its intended use as a legally marketed predicate device. In addition to requiring clearance for new products, FDA rules typically require a filing and a waiting period prior to marketing modified versions of existing products. The Company anticipates that most of its products will be eligible for the 510(k) Notification procedure. At this time, the FDA typically responds to a submission of a 510(k) Notification within 180 to 360 days. Market clearance may take three to 12 months or longer. In the event that the shorter 510(k) Notification procedure is not available, the Company will be required to file a PMA.

         Under the Safe Medical Devices Act of 1990 ("SMDA"), the FDA is directed to adopt new 510(k) Notification regulations which could potentially make the approval process for the Company's products more time-consuming, difficult and expensive. The SMDA includes new provisions relating to post-market surveillance requirements for certain types of devices and authorizes the FDA to adopt new controls to be applied to certain devices such as some currently being developed by the Company, including the promulgation of a performance standard, requirements for patient registries, distributor and purchaser reporting and imposition of guidelines.

         The process of obtaining necessary government approvals can be time-consuming and expensive. There can be no assurance that the necessary approvals will be obtained by the Company or, if they are obtained, that they will be obtained on a timely basis. Furthermore, the Company or the FDA may suspend clinical trials at any time upon a determination that the subjects or patients are being exposed to an unacceptable health risk. The FDA may also require post-approval testing and surveillance programs to monitor the effects of the Company's products and the products it distributes as a condition of approval. Approvals that have been or may be granted are subject to continual review and surveillance programs required by regulatory agencies, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of products from marketing.

         International sales of medical devices are subject to the regulatory agency requirements of each country, and more recently in Europe, the regulations of the European Economic Community. The regulatory review process varies from country to country. In addition, international sales of medical devices not cleared by the FDA for distribution in the United States may be subject to FDA export requirements, which require the Company to document that the sale of the device is not in violation of that country's medical device laws. This documentation is then submitted to the FDA with a request for a permit for export to that country. The Company intends to apply for regulatory approval, import approval and export approval for its products for sales in countries comprising the major foreign market.

         In addition to the statutes and regulations enforced by the FDA, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state and local statutes, regulations and ordinances, including those promulgated by the Environmental Protection Act and the Department of Labor. Regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict what impact, if any, such changes might have on its business.

         DEPENDENCE ON KEY PERSONNEL. The success of the Company will be largely dependent on the efforts of a number of key management and technical personnel. The loss of the services of one or more key employees could have an adverse effect on the Company. The Company believes that its future success will depend in large part upon its ability to hire and retain suitable operating, marketing, financial and technical personnel. The competition for qualified personnel in the medical device industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

         PRODUCT LIABILITY: CLAIMS IN EXCESS OF INSURANCE COVERAGE. The development, manufacture and sale of MIS products by the Company entails the risk of product liability claims, involving both potential financial exposure and associated adverse publicity. The Company's current product liability insurance coverage limits are $1,000,000 per occurrence and $2,000,000 in the aggregate, and there can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its current and potential products. In addition, the insurance is expensive and may not be available in the future on acceptable terms, or at all. In addition, if such insurance is available, there can be no assurance that the limits of coverage of such policies will be adequate. A successful product liability claim in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition or results of operations.

         STOCK PRICE VOLATILITY. The stock market in general, and stocks of medical device companies in particular, have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the Common Stock has been and is likely to continue to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, the FDA and international regulatory actions, actions with respect to reimbursement matters, developments with respect to patents of proprietary rights, public concern as to the safety of products developed or marketed by the Company or others, changes in health care policy in the United States and internationally, changes in stock market analyst recommendations regarding the Company, or the medical device industry generally or general market conditions may have a significant effect on the market price of the Company's Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. Sales of shares of Common Stock by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding vested options, could have an adverse effect on the price of the Common Stock. On the date of this Prospectus, in addition to the 1,692,832 shares of Common Stock offered hereby, approximately 876,024 shares of Common Stock held by affiliates of the Company are eligible for sale in the public market upon compliance with the volume and other limitations contained in Rule 144 of the Securities Act. In addition, on the date of this Prospectus, there were outstanding options to acquire up to approximately 1,136,000 shares under the Company's stock option plan and outstanding options to acquire up to approximately 750,000 additional shares under option agreements entered into outside of such plan.

         RIGHTS AGREEMENT. On June 21, 1995, the Board of Directors of the Company declared a dividend of one Common Stock purchase right (a "Right") for each share of Common Stock outstanding. Each Right entitles the holder to purchase one share of the Company's Common Stock at an initial exercise price of $7.00 per share, subject to adjustment, upon the terms and subject to the conditions set forth in a Rights Agreement dated as of June 20, 1995, between the Company and American Stock Transfer & Trust Company, as the Rights Agent. The Rights trade with the Common Stock and will not detach from the Common Stock or become exercisable until the earlier of (i) ten business days after a public announcement that a person or group of affiliated or associate persons ("Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's Common Stock (a "Shares Acquisition Date") and (ii) ten business days after the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer for the Common Stock, the consummation of which would result in beneficial ownership by a person or group.

         If any person or group which acquires beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock, each Right (other than the Rights held by the Acquiring Person, which shall be void), will entitle its holder to purchase at the exercise price an additional number of shares of Common Stock equal to the amount determined by dividing the exercise price by 50% of the then current market price of the Common Stock.

         In addition, if following the Shares Acquisition Date, the Company is acquired in a merger or other business-combination transaction, or sells more than 50% of its assets or earning power to any person, each Right (other than those beneficially held by an Acquiring Person) will entitle its holder to purchase at the existing exercise price a number of shares of common stock of the acquiring company having twice the value of the exercise price.

         The Company may redeem the Rights at $.02 per Right at any time on or prior to the tenth business day following the first public announcement of the acquisition by a person of 15% or more of its Common Stock or the commencement of a tender offer or exchange offer for such 15% ownership.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Board of Directors may, at its option, at any time prior to the close of business on the tenth business day after the Shares Acquisition Date, redeem all the then outstanding Rights at a price of $.02 per Right.

         AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that it will not do so in the future.

         NONPAYMENT OF DIVIDENDS. The Company has never declared or paid dividends on Common Stock and does not anticipate paying dividends on Common Stock at any time in the foreseeable future. The terms of certain of the Company's loan agreements restrict the payment of dividends.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specifically, all statements other than statements of historical facts included in this report regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or Company management are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein ("cautionary statements"). Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

                                 USE OF PROCEEDS

         The Shares to be sold pursuant to the Prospectus are owned by certain stockholders (the "Selling Stockholders") of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each of the Selling Stockholders and, as of March 16, 1998, the beneficial ownership of Common Stock held by each of the Selling Stockholders, immediately prior to and upon completion of this offering. All information as to beneficial ownership has been furnished by each of the Selling Stockholders. The number of Shares that may be actually sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each Selling Stockholder may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by any Selling Stockholder upon or prior to the termination of this offering. See "Plan of Distribution." Except as otherwise specified, each Selling Stockholder has sole voting and investment power over the shares listed. Except as set forth below, no Selling Stockholder has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                          BENEFICIAL OWNERSHIP                              BENEFICIAL OWNERSHIP
                                          BEFORE THE OFFERING                               AFTER THE OFFERING(1)
                                  ---------------------------------                  ----------------------------------
                                       NUMBER          PERCENTAGE      SHARES TO         NUMBER            PERCENTAGE
        NAME                         OF SHARES         OF CLASS(2)      BE SOLD         OF SHARES          OF CLASS(2)
        ----                      --------------      -------------   -----------    ---------------      -------------
Renaissance Capital Growth &
  Income Fund III, Inc.(3)            500,000             7.04%          500,000                0                0
Renaissance US Growth &
  Income Trust PLC(3)                 500,000             7.04%          500,000                0                0
Jerry Fadem, Jr                       227,875             3.38%          150,621           67,254                *
Robert and Beth Fadem(5)              200,000(4)          2.97%          112,746           87,254(4)          1.29%
Kalford C. Fadem(6)                   200,000(4)          2.97%          112,746           87,654(4)          1.29%
Beverly A. Evans and
 Robert L. Evans(7)                   131,950(8)          1.96%           63,996           67,954(8)             1%
Barbara E. Hansen and
 Michael J. Cohen                     131,250             1.95%           63,996           67,254                1%
William H. Bookwalter(9)              306,780             4.56%           61,356          245,424             3.65%
Robert Kraus                           49,123                *             9,825           39,298                *
Edward Kraus                           49,123                *             9,825           39,298                *
Joseph Andriole, M.D                   78,750             1.17%           11,496           67,254                1%
John R. Bookwalter, M.D                84,049             1.25%           16,810           67,239                *
Mark Lovejoy                           57,143                *            14,286           42,857                *
Frederick F. Judd III                  67,259                *            13,448           53,811                *
1997 Bookwalter Family Trust            8,405                *             1,681            6,724                *
Herbert H. Spoon(10)                  201,904             3.00%           50,000          151,904             2.26%
=======================================================================================================================

*        Represents less than 1%

(1)      Assumes all shares of Common Stock offered hereby are sold.

(2)      Based on 6,899,742 shares of Common Stock outstanding as of March 16,
         1998.

(3) Includes 125,000 shares of Common Stock issued pursuant to a Subscription Agreement dated December 19, 1997, between the Company and such Selling Stockholder and 375,000 shares of Common Stock issuable upon the conversion of presently convertible 9% Convertible Debentures issued by the Company on December 19, 1997, and held by such Selling Stockholder.

(4) Includes 20,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

(5)      Robert Fadem currently serves as a Vice President of the Company.

(6) Kalford C. Fadem currently serves as Vice President and Director of the Company.

(7)      Robert L. Evans currently serves as a Director of the Company.

(8) Includes 700 shares of Common Stock issuable pursuant to presently exercisable stock options.

(9) William H. Bookwalter currently serves as a Vice President and Director of the Company.

(10) Herbert H. Spoon resigned from his positions of President, Chief Executive Officer, and Director of the Company effective March 9, 1998.

         In December 1996, Val-U-Med, Inc. was merged (the "Val-U-Med Merger") into a wholly owned subsidiary of the Company. In connection with the Val-U-Med Merger, the shareholders of Val-U-Med received an aggregate of $400,000 and an aggregate of 1,200,000 shares of Common Stock (the "Val-U- Med Shares"). Certain of the Val-U-Med Shares are being offered hereby by Jerry Fadem, Jr., Robert and Beth Fadem, Kalford C. Fadem, Beverly A. Evans and Robert L. Evans, Barbara E. Hansen and Michael J. Cohen and Joseph Andriole, M.D.

         In June 1997, Trimedica, Inc. was merged (the "Trimedica Merger") into a wholly owned subsidiary of the Company. In connection with the Trimedica Merger, Mark Lovejoy received 57,143 shares of Common Stock (the "Trimedica Shares"). Certain of the Trimedica Shares are being offered hereby by Mark Lovejoy.

         In September 1997, W. H. Bookwalter & Associates, Inc. ("Bookwalter") was merged (the "Bookwalter Merger") into a wholly owned subsidiary of the Company. In connection with the Bookwalter Merger, the shareholders of Bookwalter received an aggregate of 466,773 shares of Common Stock (the "Bookwalter Shares"). Certain of the Bookwalter Shares are being offered hereby by William H. Bookwalter, John R. Bookwalter, M.D., Frederick F. Judd III, and The 1997 Bookwalter Family Trust.

         Effective September 1997, Mishbucha, Inc. d/b/a Medex Surgical ("Medex") was merged (the "Medex Merger") into a wholly owned subsidiary of the Company. In connection with the Medex Merger, Robert Kraus and Edward Kraus received an aggregate of 98,246 shares of Common Stock (the "Medex Shares"). Certain of the Medex Shares are being offered hereby by Robert Kraus and Edward Kraus.

         In November 1997, the Company and Herbert H. Spoon entered into an investment agreement whereby Mr. Spoon purchased 50,000 shares of Common Stock. Such shares of Common Stock are being offered hereby by Mr. Spoon.

                              PLAN OF DISTRIBUTION

      The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or his donees or pledgees).

      The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the Nasdaq SmallCap Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. Each Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. To the Company's knowledge, no Selling Stockholder has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor does the Company know the identity of the brokers or market makers which will participate in the offering. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each of the Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived. Because each Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, each Selling Stockholder will be subject to prospectus delivery requirements under the Securities Act. Furthermore, each Selling Stockholder, any broker or dealer and any "affiliated purchasers" will be subject to the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which provisions may limit the timing of the purchases and sales of the Company's securities by the Selling Stockholders, any broker or dealer and any "affiliated purchasers."

      The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., San Antonio, Texas.

                                     EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                      ------------------------------------





                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
Available Information......................................................  2
Incorporation of Certain Documents.........................................  2
The Company................................................................  3
Risk Factors...............................................................  4
Use of Proceeds............................................................ 13
Selling Stockholders....................................................... 13
Plan of Distribution....................................................... 14
Legal Matters.............................................................. 14
Experts.................................................................... 14

================================================================================


================================================================================

                                1,692,832 SHARES


                             LIFEQUEST MEDICAL, INC.


                                  COMMON STOCK





                              --------------------


                               P R O S P E C T U S


                                  APRIL 6, 1998


                              --------------------


================================================================================

                                     PART II

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The estimated expenses in connection with this offering are:

                  SEC registration fee*                         $ 2,138
                  Legal fees and expenses*                        5,000
                  Miscellaneous*                                  1,000
                                                                -------
                  Total*                                        $ 8,138

--------------------
*  Estimated

                  The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.


ITEM 16.          EXHIBITS.

Exhibit No.       Exhibit
-----------       -------

5                 Opinion of Fulbright & Jaworski L.L.P. regarding legality.

24.1              Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit
                  5).

24.2              Consent of Arthur Andersen LLP.

25                Power of Attorney (included on signature page).


ITEM 17.          UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas the 20th day of March, 1998.

                                           LIFEQUEST MEDICAL, INC.

                                           By:  /s/ Randall K. Boatright
                                               --------------------------------
                                                    Randall K. Boatright
                                                    Interim President and
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Randall K. Boatright or Robert B. Johnson, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                                   DATE
---------                                   -----                                   ----
/s/ Randall K. Boatright                    Interim President and Chief           March 20, 1998
---------------------------                 Executive Officer, Chief
Randall K. Boatright                        Financial Officer and Director
                                            (Principal Executive Officer,
                                            Principal Financial Officer,
                                            and Principal Accounting Officer)


/s/ William H. Bookwalter                   Vice President and Director           March 20, 1998
---------------------------
William H. Bookwalter


/s/ Kalford C. Fadem                        Vice President and Director           March 20, 1998
---------------------------
Kalford C. Fadem


/s/ Robert B. Johnson                       Director                              March 20, 1998
---------------------------
Robert B. Johnson


/s/ Jeffrey H. Berg                         Director                              March 20, 1998
---------------------------
Jeffrey H. Berg


/s/ Richard H. Klein                        Director                              March 20, 1998
---------------------------
Richard H. Klein


/s/ Robert L. Evans                         Director                              March 20, 1998
---------------------------
Robert L. Evans

                                  EXHIBIT INDEX



EXHIBIT NO.                           EXHIBIT                                                               PAGE
----------                            -------                                                               ----
   5              Opinion of Fulbright & Jaworski L.L.P. regarding legality...............................  II-5

   24.1           Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).........................  II-5

   24.2           Consent of Arthur Andersen LLP..........................................................  II-6

   25             Power of Attorney (included on signature page)..........................................  II-3